Exhibit 10.37

Mr. James A. Berry	November 25, 2020
Wrentham, MA 02093
Cc: james.berry29@comcast.net

Dear James,

On behalf of the entire leadership team, we are very pleased to present you with our offer for the position of Chief Financial Officer, XpresSpa Group. Please review the terms of our offer below:

Position:	Chief Financial Officer

Reporting to:	Chief Executive Officer

Start Date:

Ideally, we would like you to start your new role as quickly as practical and will work with you to ensure an effective transition from your former employer to XpresSpa Group. Once you have had a chance to review the offer, please get back to me with your estimated start date.

Base Salary:	$250,000 per year payable bi-weekly at $9,615.38 (less applicable taxes and deductions for employee paid benefits).

Signing Bonus:

As an additional incentive to your acceptance of this offer and your agreement to start your employment no later than December 14, 202, we will provide you with a one-time bonus equal to $25,000 (net of tax). This incentive is payable in the first regular pay period after 90 days of employment.

Benefits:

As a full-time employee, you will be eligible to participate in the Company’s health, welfare and retirement plans. Participation in these plans is voluntary and your effective date for enrollment will be the first of the month following your start date.

Time-Off:

Technology has created a variety of tools to allow our teams to provide support in ways that empower individuals to exceed performance expectations while effectively balancing their work and life. To that end, we happily provide unlimited time off to our support center teams.

Total Pay Review:

As a member of the executive leadership team, your total pay (base salary, bonus and equity) will be reviewed annually (usually during the 4th quarter of the fiscal year) by the Compensation Committee of the Board of Directors. This review will determine any increase or modification to the structure of your total compensation based on your performance and executive compensation survey data gathered

XpresSpa Group Executive Offer

periodically by the Compensation Committee. The next formal review of your total pay will be Q4 2021 (with an effective date in Q1 2022).

Short Term Incentive:

As a member of the leadership team, you will participate in our annual short-term incentive plan with a target incentive payout of 50% of your annual base salary. The structure of the incentive plan is still under development and you will have an opportunity to influence its design. In general terms, the plan will measure your performance and ability to influence two key goals (revenue and profit) as well as your performance against specific personal goals which should be focused on developing the leadership capabilities of your team and yourself. The payout of Short-Term Incentive awards are generally made during the first quarter following close of the fiscal year.

Long Term Incentive:

As a member of the senior leadership team, you are also eligible to participate in the Company’s Long-Term Incentive Plan (LTIP). Generally, the Company’s LTIP provides executives with stock option awards as appropriate. Options would be issued to purchase shares of common stock at current market price with a 4-year vesting period and a 10-year term.

We have agreed to provide you with an initial equity award equal to $250,000 in Stock Options. Executive equity is reviewed annually during the Annual Compensation Review as well as periodically when used as recognition for delivering key performance goals for the Company.

References:

This offer of employment is contingent on the successful results of a reference check (in process) and background check (to be administered upon conditional acceptance of this offer). Your conditional acceptance of this offer represents your agreement to complete a background check including credit, verification of employment (where able), federal, state and local law enforcement background review.

Remote Work:

We are committed to supporting a geographically dispersed workforce and will maintain that arrangement indefinitely or until such time as we agree (as an executive team) that such an arrangement no longer supports our long-term objectives. To help support your remote working arrangement, you will be issued electronic equipment including laptop and other peripheral devices to ensure you are able to maintain a successful remote work structure. Additionally, you will be expected from time to time to travel “in market” for team meetings where face-to-face connection is essential to advancing the business’ agenda and continued cultural evolution in the organization.

Onboarding

As a new team member, we will prepare a comprehensive immersion plan to effectively onboard and enculturate you to our Company. This immersion plan will include time spent in our XpresCheck Wellness Centers, interaction with our field-based teams and one-on-one meetings with your new team as well as key members of the XSPA family. Once we agree on an appropriate start date, I will be back in touch with you to schedule your first few weeks of immersion.

James, on behalf of the entire XSPA family, we are very excited to have you officially join the executive team. We are excited to have you join and look forward to the many contributions you will make to our success! Welcome aboard.

XpresSpa Group Executive Offer

Regards,

/s/ Scott Milford
Scott Milford
Chief People Officer

Cc: Doug Satzman, CEO

Acceptance:

/s/ James Berry	11/27/20
James Berry (Signature)	Date

/s/ James Berry	11/27/20
James Berry (Please Print)	Date

XpresSpa Group Executive Offer